EXHIBIT 99.2

Great Wall Acquisition Corp. (GWAQ.OB) to Restate Financial Statements for Prior Periods; Proposed ChinaCast Acquisition Not Expected to be Affected

NEW YORK, August 30, 2006 (BUSINESS WIRE) -- Great Wall Acquisition Corporation (GWAQ) announced today that the Company has undertaken a review of certain financial accounting matters affecting previously reported financial information and, as a result of that review to date, concluded that it will be required to restate its previously-issued financial statements for the year ended December 31, 2005, appearing in its Form 10-KSB for the year ended December 31, 2005, and its unaudited financial statements for the quarter ended March 31, 2006, appearing in its Quarterly Report on Form 10-QSB for that quarter, to record an expense of professional fees incurred but not recorded, in addition to those already recorded, for those periods. Consequently, those financial statements should no longer be relied upon.

Certain of this information also appears in the Company’s previously-filed Registration Statement on Form S-4 relating to its proposed business combination with ChinaCast Communication Holdings Limited, and the Company will amend that filing to reflect the restatements.

The restatements are not expected to affect the proposed ChinaCast acquisition.

While the review process is not yet complete, the Company believes the restatement will (i) increase current liabilities and decrease stockholders equity by $507,000 at December 31, 2005 and $220,000 at March 31, 2006, (ii) increase net loss by $808,000, or $0.15 per share, for the year ended December 31, 2005, and (iii) result in net loss of $68,000 or $(0.01) per share (as compared to net income of approximately $30,000, or $0.01 per share, as previously reported), for the quarter ended March 31, 2006.

The Company has filed today with the U.S. Securities and Exchange Commission a Current Report on Form 8-K relating to these matters. The Company is working diligently to complete the restatements and expects to file amended disclosure documents in the near future.

About Great Wall: Based in New York City, Great Wall was incorporated in August 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China. Great Wall consummated its initial public offering in March 2004, receiving net proceeds of approximately US$23,986,000 on the sale of 4,515,975 units at US$6.00 per unit, including an over-allotment option. Each unit was comprised of one share of Great Wall common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. As of June 30, 2006, Great Wall holds US$24,550,227 of those net proceeds including interest in a trust account maintained by an independent trustee which will be released upon the consummation of a qualifying business combination.

About ChinaCast: based in Beijing, China, ChinaCast provides satellite-based broadband solutions to educational institutions, government agencies, Fortune 500 enterprises and multinational companies throughout China and is the PRC's leading satellite distance learning services group. ChinaCast offers its Education and Training solutions to universities and primary and middle schools (K-12). These services include broadband satellite network services, interactive distance learning applications, multimedia education content, educational portals, as well as IT certification and management training courses. ChinaCast was listed on the mainboard of the Singapore Exchange (SGX) on May 14, 2004. Its stock codes are CCH SP on Bloomberg and CCCH.SI on Reuters.

For question, please write or call Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, (212) 753-0804, Attn.: Mr. Richard Xue, Consultant to Great Wall.

About forward-looking statements:

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include those detailed from time to time in our filings with the U.S. Securities and Exchange Commission.

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